Exhibit 5.3

		New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 99 Gresham Street London EC2V 7NG	020 7418 1300 tel 020 7418 1400 fax

March 28, 2012

Lloyds TSB Bank plc
Lloyds Banking Group plc
25 Gresham Street
London EC2V 7AE
United Kingdom

Ladies and Gentlemen:
We have acted as special United States counsel for Lloyds TSB Bank plc, a public limited company organized under the laws of England and Wales (the “Company”),and Lloyds Banking Group plc, a public limited company organized under the laws of Scotland (the “Guarantor”), in connection with the Company’s offering of $1,500,000,000 aggregate principal amount of its 4.200% Senior Notes due 2017 (the “Senior Notes”), guaranteed by the Guarantor (the “Guarantee”, and together with the Senior Notes, the “Securities”) in an underwritten public offering pursuant to (i) the Underwriting Agreement dated March 21, 2012 (the “Base Underwriting Agreement”) and (ii) the Pricing Agreement dated as of March 21, 2012 (the “Pricing Agreement” and, together with the Base Underwriting Agreement, the “Underwriting Agreement”).  The Securities are to be issued pursuant to the provisions of the senior debt securities indenture dated as of January 21, 2011 (the “Indenture”) among the Company, the Guarantor and The Bank of New York Mellon, London office, as trustee (the “Trustee”).

We, as your counsel, have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and the Guarantor and such other documents and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon and subject to the foregoing, we are of the opinion that, assuming that the Securities have been duly authorized, executed and delivered by the Company insofar as Scots law is concerned and the Guarantor insofar as English law is concerned, the Securities, when authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company and the Guarantor entitled to the benefits of the Indenture, enforceable against the Company and the Guarantor in accordance with their terms.

Our opinion is subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.  Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of Dundas & Wilson CS LLP, special legal counsel in Scotland for the Company and the Guarantor, dated as of March 28, 2012, to be filed on Form 6-K concurrently with this opinion. Insofar as the foregoing opinion involves matters governed by English law, we have relied, without independent investigation, on the opinion of Linklaters LLP, special legal counsel in England for the Company and the Guarantor, dated as of March 28, 2012, to be filed on Form 6-K concurrently with this opinion.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Guarantor on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP